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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CLARCOR Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Notice of
Annual Meeting of Shareholders
      The Annual Meeting of Shareholders of CLARCOR Inc. (the “Company”) will be held at the executive offices of the Company, 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, on Monday, March 26, 2007 at 9:00 A.M., Central Standard Time, for the following purposes:

1. To elect three Directors for a term of three years each;

2. To consider and act upon the adoption of the CLARCOR Value Added Incentive Plan; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.
      Only holders of CLARCOR Common Stock of record at the close of business on Friday, February 2, 2007 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.
      Whether or not you plan to attend the meeting, you are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose.

Richard M. Wolfson,
Secretary
PLEASE SIGN AND DATE THE ACCOMPANYING PROXY
AND MAIL IT PROMPTLY.
Franklin, Tennessee
February 9, 2007

ANNUAL MEETING OF SHAREHOLDERS	Page 1
ELECTION OF DIRECTORS	Page 1
Nominees for Election to the Board of Directors	Page 1
Information Concerning Nominees and Directors	Page 2
THE BOARD OF DIRECTORS	Page 2
Independence	Page 2
Meetings and Fees	Page 3
Committees of the Board of Directors	Page 4
Executive Sessions of the Board; Communications with the Board	Page 6
Code of Ethics	Page 6
Compensation Committee Interlocks and Insider Participation	Page 6
BENEFICIAL OWNERSHIP OF THE COMPANY’S STOCK	Page 7
COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION	Page 9
Summary Compensation Table	Page 9
Stock Options	Page 10
Retirement Plans	Page 11
Employment Agreements	Page 12
REPORT OF THE COMPENSATION COMMITTEE	Page 13
REPORT OF THE AUDIT COMMITTEE	Page 17
PERFORMANCE GRAPH	Page 19
APPROVAL OF CLARCOR VALUE ADDED PLAN	Page 20
Description of the Plan	Page 21
Answers to Particular Questions Regarding the Plan	Page 23
Application of the Plan	Page 25
MISCELLANEOUS	Page 26
Auditors	Page 26
Internet Website	Page 26
Other Business	Page 26
Proposals of Security Holders for 2008 Annual Meeting	Page 26
Expense of Solicitation of Proxies	Page 27

CLARCOR Inc.
840 Crescent Centre Drive, Suite 600
Franklin, Tennessee 37067
PROXY STATEMENT
Annual Meeting of Shareholders
      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CLARCOR Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held at the executive offices of the Company, 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, on Monday, March 26, 2007 at 9:00 A.M., Central Standard Time, for the purposes set forth in the Notice of Annual Meeting. This Proxy Statement and the accompanying proxy are being mailed to shareholders on February 9, 2007.
      A shareholder who gives a proxy may revoke it at any time before it is voted by giving written notice of the termination thereof to the Secretary of the Company, by filing with him another proxy or by attending the Annual Meeting and voting his or her shares in person. All valid proxies delivered pursuant to this solicitation, if received in time and not revoked, will be voted. If no specifications are given by the shareholder executing the proxy card, valid proxies will be voted (a) to elect the three persons nominated for election to the Board of Directors listed on the proxy card enclosed herewith, (b) to approve the adoption of the CLARCOR Value Added Incentive Plan, and (c) in the discretion of the appointed proxies, upon such other matters as may properly come before the meeting.
      As of February 2, 2007, the Company had outstanding 51,270,695 shares of Common Stock, constituting the only class of voting securities of the Company outstanding, and each outstanding share is entitled to one vote on all matters to be voted upon. Only holders of CLARCOR Common Stock of record at the close of business on February 2, 2007 are entitled to notice of and to vote at the meeting. A majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for purposes of the Annual Meeting.
ELECTION OF DIRECTORS
Nominees for Election to the Board of Directors
      The Company’s Certificate of Incorporation provides for a Board of Directors consisting of nine directors divided into three classes, each class consisting of three directors. One class of directors is elected at each Annual Meeting of Shareholders.
      Accordingly, at the Annual Meeting three directors are to be elected. Proxies will be voted for the election of Messrs. Robert J. Burgstahler, Paul Donovan and Norman E. Johnson, unless the shareholder signing such proxy withholds authority to vote for one or more of these nominees in the manner described on the proxy. If a quorum is present at the meeting, the three candidates for director receiving the greatest number of votes will be elected. In such event, abstentions, withheld votes and broker non-votes will not affect the outcome of the election of directors.
      Messrs. Burgstahler, Donovan and Johnson are directors of the Company previously elected by its shareholders whose terms in office expire this year. If elected, Messrs. Burgstahler, Donovan and Johnson will hold office for a three-year period ending in 2010 or until their respective successors are duly elected and qualified.
      In the event that any of the nominees should for some reason, presently unknown, fail to stand for election, the persons named in the enclosed form of proxy intend to vote for substitute nominees.

Information Concerning Nominees and Directors

				Year Term as
			Director	Director
	Name	Age	Since	Expires

	J. Marc Adam	68	March 23, 1991	2009

Mr. Adam is retired Vice President Marketing, 3M, St. Paul, Minnesota. He served as Vice President Marketing from 1995 to 1999 and from 1986 to 1995 as Group Vice President, 3M. 3M is a diversified manufacturer. Mr. Adam is a director of Schneider National Inc., a privately held trucking and logistics company.
	James W. Bradford, Jr.	59	January 20, 2006	2009

Since June 2004 Mr. Bradford has been the Dean, Owen Graduate School of Management, Vanderbilt University, Nashville, Tennessee. From November 2002 until he became Dean he was the Associate Dean of Corporate Relations of that school. From 1999 to 2001 he was the President and Chief Executive Officer of United Glass Corporation, a national fabricator of flat glass. Mr. Bradford is a director of Genesco, Inc., Nashville Tennessee, and Granite Construction, Inc., Watsonville, California.
*	Robert J. Burgstahler	62	December 18, 2000	2010

Mr. Burgstahler retired as Senior Vice President, Business Development and Corporate Services of 3M, St. Paul, Minnesota, effective in August 2003. He served as Vice President, Finance and Administrative Services of 3M from 2000 to 2002, President and General Manager of 3M Canada from 1998 to 2000 and Staff Vice President Taxes of 3M from 1995 to 1998. 3M is a diversified manufacturer.
*	Paul Donovan	59	March 24, 2003	2010

Mr. Donovan was the Executive Vice President and Chief Financial Officer of Sundstrand Corporation, Rockford, Illinois, from December 1988 to June 1999. Mr. Donovan was Senior/ Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation, Milwaukee, Wisconsin, from August 1999 until June 2003. Mr Donovan retired as a special advisor to the Chairman of Wisconsin Energy Corporation in February 2004. Wisconsin Energy Corporation is a holding company with subsidiaries primarily in utility businesses. Mr. Donovan is a director of AMCORE Financial, Inc. and Woodward Governor Company.
	Robert H. Jenkins	63	March 23, 1999	2008

Mr. Jenkins is retired Chairman, Hamilton Sundstrand Corporation (formerly Sundstrand Corporation), Rockford, Illinois. He served as Chairman, President and Chief Executive Officer from 1997 to 1999 and as President and Chief Executive Officer, Sundstrand Corporation from 1995 to 1997. Hamilton Sundstrand Corporation is an aerospace and industrial company. Mr. Jenkins is a director of AK Steel Holding Corporation, Solutia, Inc., and Jason Incorporated.
*	Norman E. Johnson	58	June 26, 1996	2010

Mr. Johnson has served as Chairman, President and Chief Executive Officer of CLARCOR Inc., Franklin, Tennessee, since March 2000. Mr. Johnson is a director of Schneider National Inc., a privately held trucking and logistics company.
	Philip R. Lochner, Jr.	63	June 17, 1999	2008
Mr. Lochner serves on corporate boards of public companies. Currently, Mr. Lochner is a director of Apria Healthcare Group Inc., CMS Energy, Crane Co., and Monster Worldwide.
	James L. Packard	64	June 22, 1998	2009

Mr. Packard retired on December 31, 2006 as the Chairman of the Board, REGAL-BELOIT Corporation (NYSE), Beloit, Wisconsin, a position he held since 2002. From 1986 to 2002 he served as Chairman, President and Chief Executive Officer. REGAL-BELOIT Corporation is a manufacturer of mechanical and electrical products. Mr. Packard is a director of The First National Bank & Trust Company of Beloit and Manitowoc Company, Manitowoc, Wisconsin.

*	Nominees for election to terms expiring in 2010
THE BOARD OF DIRECTORS
Independence
      The New York Stock Exchange (“NYSE”) corporate governance rules require that the Board of Directors of a listed company consist of a majority of independent directors. The Company’s Board of Directors currently has, and previously has had, a majority of independent directors. Seven of the eight current members of the Board of Directors are independent; only Mr. Johnson is not.
      Pursuant to the NYSE corporate governance rules, the Board of Directors has adopted categorical independence standards to provide assistance in the determination of director independence. The categorical standards are set forth below and provide that a director will not qualify as an independent director if:

(i) The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

(ii) The director has received, or has an immediate family member who has received, during any twelve month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii) The director is a current partner or employee of the Company’s external audit firm, or was within the past three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

(iv) The director has an immediate family member who (a) is a current partner of a firm that is the Company’s external auditor, (b) is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or (c) was within the past three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

(v) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

(vi) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

(vii) The director or an immediate family member is a current officer, director or trustee of a charitable organization where the Company’s annual discretionary charitable contributions to the charitable organization are more than the greater of (i) two percent (2%) of that organization’s total annual charitable receipts, or (ii) $1,000,000.
      For purposes of the categorical standards, immediate family member includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.
      The Board of Directors has affirmatively determined, assisted by the categorical independence standards set forth above, that none of the outside Directors has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board of Directors considered all relevant facts and circumstances, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and considered the issue not merely from the standpoint of a director, but also from that of persons or organizations with which a director has an affiliation.
      Applying the categorical independence standards, the Board of Directors has determined that each of Messrs. Adam, Bradford, Burgstahler, Donovan, Jenkins, Lochner and Packard is independent as required by the NYSE corporate governance rules.
Meetings and Fees
      The Board of Directors held six meetings during fiscal 2006. All of the Company’s directors attended at least 75% of the aggregate number of meetings of each of (i) the Board of Directors and (ii) Committees of the Board of which they are members.

      In fiscal 2006, directors who were not employees of the Company received (a) an annual retainer of $35,000 per year, payable in cash or shares of the Company’s Common Stock, at the director’s option; (b) a fee of $1,500 in cash for each Board meeting attended; (c) a fee of $1,500 in cash for each meeting of a Committee of the Board attended in person and a fee of $1,000 in cash for each Committee meeting attended by telephone; and (d) annual cash fees payable to Chairmen of Committees of the Board as follows: (i) Audit Committee Chairman, $7,500; (ii) Directors Affairs/ Corporate Governance Committee Chairman, $5,000; and (iii) Compensation Committee Chairman, $5,000. Board members also receive reimbursement for travel expenses and the stock options referred to below.
      Pursuant to the Company’s Deferred Compensation Plan for Directors, a non-employee director may elect to defer receipt of the director’s fees to which he is entitled and to be paid the amounts so deferred, plus interest thereon at the prime rate announced quarterly by JP Morgan Chase Bank, or its successor, either when the participant ceases being a director of the Company or upon his retirement from his principal occupation or at the time the participant reaches a specified age. None of the directors deferred any portion of the fees payable during fiscal 2006.
      Under the Company’s 2004 Incentive Plan, on the date a person first becomes a non-employee director, and annually thereafter on the date of each annual meeting of shareholders, such person has the option to receive a grant of shares of the Company’s Common Stock with an aggregate fair market value equal to and in lieu of the amount of the annual retainer for non-employee directors.
      Under the Company’s 2004 Incentive Plan, each non-employee director is also automatically granted, on the date of each annual meeting of shareholders, options to purchase 7,500 shares of Common Stock at an option exercise price equal to the fair market value of a share of Common Stock on the date of grant. For persons who become a non-employee director on a date other than the date of an annual meeting of shareholders, the number of shares subject to such option are prorated based on the number of days between the date on which he or she becomes a director and the date of the next Annual Meeting of Shareholders.
      All options granted to directors as described above vest immediately on the date of grant and have a ten year term. Shares acquired upon exercise of an option may not be sold or transferred during the six month period following the date of grant of such option. As of January 1, 2007, Mr. Adam had fully exercisable options for 75,000 shares, Mr. Bradford had 8,750, Mr. Burgstahler had 47,034, Mr. Donovan had 30,000, Mr. Jenkins had 60,000, Mr. Lochner had 58,200, and Mr. Packard had 65,650.
Committees of the Board of Directors
      During fiscal 2006, the standing committees of the Board of Directors were the Directors Affairs/Corporate Governance Committee, the Audit Committee and the Compensation Committee.
      Directors Affairs/Corporate Governance Committee. The Directors Affairs/Corporate Governance Committee currently consists of four directors: James L. Packard, Chairman, J. Marc Adam, James W. Bradford, Jr., and Philip R. Lochner, Jr. Each of these directors is independent as such term is defined in the NYSE corporate governance rules.
      The Board has adopted a Charter for the Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com. The Charter provides, among other things, that the Committee will make recommendations to the full Board regarding changes to the size and composition of the Board or any committee thereof; identify individuals that the Committee believes are qualified to become Board members and recommend that the Board select such nominee or nominees to stand for election; and identify individuals for appointment to the Board to fill vacancies on the Board.
      The Charter of the Committee requires the Committee to review and evaluate any stockholder nominees for director. The Company’s By-laws (available on the Company’s website) provide that notice of any proposed nomination by a shareholder for election of a person to the Board shall be delivered to or mailed and received at the principal executive offices of the Company no less than 60 days nor more than 90 days prior to the date of the Annual Meeting of Shareholders at which the election is to be held. Section 2.12 of the By-Laws specifies the information to be included by a shareholder in such a notice.
      The Committee has no specific policy with regard to the minimum qualifications of director candidates. In the recent past, candidates recommended for election to the Board have generally had significant experience and expertise in the manufacture and distribution of disposable and replaceable industrial or automotive products, in international sales and distribution and/or in the preparation and analysis of financial statements and in accounting and financial matters generally. The Committee has recently also investigated candidates with expertise in retail marketing. The Company believes that persons with these qualifications are the most relevant to assist the Company in the development of its business and its compliance with financial reporting and governance responsibilities.
      Messrs. Burgstahler, Donovan and Johnson are the current nominees recommended by the Committee for election to the Board. All of these individuals are standing for reelection by the shareholders.
      In the past the Committee has reviewed potential candidates for election to the Board recommended primarily by Board members or third party search firms. The process has included a review of the candidate’s qualifications and, in some cases, interviews with the candidate. No different process would be applied with respect to nominees recommended by holders of the Company’s Common Stock.
      The Directors Affairs/Corporate Governance Committee met five times during fiscal 2006.
      Audit Committee. The Audit Committee was established by the Board in accordance with applicable provisions of the Securities Exchange Act of 1934, as amended, and applicable NYSE requirements. The Audit Committee currently consists of four directors: Messrs. Robert J. Burgstahler, Chairman, James W. Bradford, Jr., Paul Donovan and J. Marc Adam. Each of these directors is independent and financially literate as such terms are defined in the NYSE corporate governance rules. Further, Mr. Burgstahler and Mr. Donovan have previously served as the chief financial officers, and Mr. Bradford as the chief executive officer, of publicly-held corporations. Based on these and other factors, the Board has determined that Mr. Bradford, Mr. Burgstahler and Mr. Donovan are each an “audit committee financial expert” as such term is defined in applicable rules of the Securities and Exchange Commission.
      The Board has adopted a Charter for the Audit Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com.
      The purposes of the Committee include assisting Board oversight of the integrity of the Company’s financial statements, its compliance with legal and regulatory and filing requirements, the selection of an independent auditor, determination of the independent auditor’s qualifications and independence and the performance of the Company’s internal audit function and independent auditors. The Committee discusses with management and the Company’s independent auditors the Company’s annual audited financial statements, quarterly financial statements, earnings press releases, and management’s assessment of internal control over financial reporting .
      The Audit Committee met eight times during fiscal 2006.
      Compensation Committee. The Compensation Committee currently consists of three directors: Messrs. Robert H. Jenkins, Chairman, Paul Donovan and Philip R. Lochner, Jr. Each of these directors is independent as such term is defined in the listing standards of the NYSE.
      The Board has adopted a written Charter for the Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com.

      The purposes of the Committee include discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and reviewing and making recommendations to the Board with respect to, compensation plans, policies and programs. The Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer and, together with the other independent directors, determines and approves the compensation level of the Chief Executive Officer. The Committee also makes recommendations to the full Board with respect to the compensation of the Company’s other executive officers and approves grants and awards of restricted stock and stock options under the Company’s Incentive Plans. From time to time the Committee consults with outside compensation experts in exercising its responsibilities.
      The Committee met four times during fiscal 2006.
Executive Sessions of the Board; Communications with the Board
      The Company’s Corporate Governance Guidelines (available on the Company’s website: www.clarcor.com) provide that at each meeting of the Board of Directors the independent directors shall meet separately from the management of the Company. Mr. Norman E. Johnson, a director and the Chairman, President and Chief Executive Officer of the Company, does not attend these executive sessions. Under the Guidelines, these sessions are chaired on a rotating basis by the chairperson of one of the standing committees of the Board (currently the Audit Committee, the Compensation Committee and the Corporate Governance Committee).
      The Board has adopted a process for holders of the Company’s common stock and other interested parties to send written communications to the Board. Such communications should be sent to the Corporate Secretary at CLARCOR Inc., 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067. The Corporate Secretary will forward all such communications to the Chairman of the Corporate Governance Committee of the Board. That Committee will determine whether any such communication will be distributed to the full Board or, if requested by the sender, only to the non-management directors.
      The Board has adopted a policy which recommends that all directors personally attend each annual and special meeting of the shareholders of the Company. At the last Annual Meeting of Shareholders, held on March 27, 2006, all of the directors were in attendance.
Code of Ethics
      The Company has adopted a Code of Ethics for Senior Financial Officers applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Internal Audit Director, and any other person performing the duties of such officials. The Code of Ethics for Senior Financial Officers is available on the Company’s website at www.clarcor.com.
Compensation Committee Interlocks and Insider Participation
      During fiscal 2006, the Compensation Committee of the Board of Directors was composed of Robert H. Jenkins, Paul Donovan and Philip R. Lochner, Jr. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable regulations of the Securities and Exchange Commission.

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK
Certain Beneficial Owners
      The following table provides information concerning each person who is known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock. In each case the information is based upon information contained in a Schedule 13F filed with the Securities and Exchange Commission for the quarter ended September 30, 2006.

	Shares	Percent
	Beneficially	of
Name and Address of Beneficial Owner	Owned	Class (1)

Neuberger Berman, LLC	7,525,616	14.7%
605 Third Avenue
New York, NY 10158
GAMCO Investors, Inc.	3,227,451	6.3%
One Corporate Center
Rye, NY 10580-1434
Columbia Wanger Asset Management, L.P.	4,302,700	8.4%
227 West Monroe Street, Suite 3000
Chicago, Illinois 60606

(1)	Based on 51,041,246 shares outstanding at September 30, 2006.
Directors, Nominees and Executive Officers
      The following table provides information concerning the shares of Common Stock of the Company beneficially owned as of January 15, 2007 by all directors and nominees, each of the executive officers named in the Summary Compensation Table on page 9 and by all directors, nominees and executive officers of the Company as a group. (1)

	Shares	Percent
	Beneficially	of
Name of Person or Identity of Group	Owned	Class

J. Marc Adam (2)	126,331	*
James W. Bradford (2)	9,732	*
Robert J. Burgstahler (2)	58,450	*
Paul Donovan (2)	35,708	*
Robert H. Jenkins (2)	76,850	*
Norman E. Johnson (3)(4)	1,563,616	2.94%
David J. Lindsay (3)(4)	235,763	*
Philip R. Lochner, Jr. (2)	71,954	*
James L. Packard (2)	84,204	*
Sam Ferrise (3)(4)	153,597	*
Bruce A. Klein (3)(4)	490,311	*
Richard M. Wolfson (3)(4)	750	*
All directors and executive officers as a group (13 persons) (2)(3)(4)	2,994,307	5.64%

*	Less than one percent.

(1)	Through the end of fiscal 2004 all options outstanding were issued pursuant to the Company’s 1994 Incentive Plan (the “1994 Incentive Plan”). The 1994 Incentive Plan expired in December, 2003 and no further options can be granted under the 1994 Incentive Plan. In March, 2003 the shareholders of the Company approved the 2004 Incentive Plan (the “2004 Incentive Plan”). The first option grant under the 2004 Incentive Plan was made on December 12, 2004 and all subsequent grants have been made under the 2004 Incentive Plan. The 1994 Incentive Plan and the 2004 Incentive Plan are sometimes collectively referred to herein as the “Incentive Plans.”

(2)	Includes shares granted under the Directors’ Stock Compensation Plan and shares subject to stock options granted to Directors pursuant to the Company’s Incentive Plans. All such grants vest immediately upon the date of grant and are therefore included in the total. See “The Board of Directors — Meetings and Fees.”

(3)	Includes Restricted Stock Units granted under the Company’s Incentive Plans which have vested or which will vest within 60 days from January 15, 2007, irrespective of whether the grantee has elected to defer receipt.

(4)	Includes all shares subject to stock options granted pursuant to the Company’s Incentive Plans which have vested by January 15, 2007 or which will vest within 60 days from January 15, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance
      Each director and each officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934 (the “Act”) is required by Section 16(a) of the Act to report to the Securities and Exchange Commission, by a specified date, his or her beneficial ownership of or transactions in the Company’s Common Stock. Reports received by the Company indicate that all such officers and directors have filed all requisite reports with the Securities and Exchange Commission on a timely basis during fiscal 2006. Except as disclosed in the table under the caption entitled “Certain Beneficial Owners” above, to the knowledge of the Company, no person or entity owns beneficially 10% or more of the Company’s outstanding Common Stock.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION
      The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of Norman E. Johnson, the Chairman, President and Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company for the fiscal year that ended on December 2, 2006 (the “named executive officers”).
SUMMARY COMPENSATION TABLE

					Long Term Compensation

		Annual Compensation			Awards		Payouts

				Other				All
				Annual	Restricted	Securities		Other
				Compen-	Stock	Underlying	LTIP	Compen-
Name and Principal Position	Year	Salary (2)	Bonus (3)	sation (4)	Awards (5)	Options (6)	Payouts (7)	sation (8)

Norman E. Johnson (1)	2006	$646,154	$346,061	$—	$—	—	$—	$148,245
Chairman, President and	2005	619,846	991,276	—	515,585	366,188	—	29,197
Chief Executive Officer	2004	570,308	1,040,045	—	230,594	407,342	—	89,662
Sam Ferrise	2006	318,905	189,919	—	—	—	165,665	12,428
President —	2005	316,163	293,633	—	225,846	82,680	99,658	11,881
Baldwin Filters, Inc.	2004	293,077	288,568	—	114,431	35,000	46,547	11,981
Bruce A. Klein	2006	298,923	143,171	—	—	—	194,409	61,996
Vice President, Finance and	2005	295,731	337,816	—	218,857	124,290	198,066	11,035
Chief Financial Officer	2004	274,231	357,216	—	107,045	139,672	146,435	47,540
David J. Lindsay	2006	179,466	60,453	—	—	—	—	26,057
Vice President, Administration	2005	178,948	143,090	—	92,075	93,617	—	8,076
and Chief Administrative Officer	2004	165,908	151,280	—	46,274	23,000	—	80,730
Richard M. Wolfson (9)	2006	186,885	62,238	—	—	3,000	—	5,232
Vice President, General Counsel	2005	—	—	—	—	—	—	—
and Corporate Secretary	2004	—	—	—	—	—	—	—

(1)	Mr. Johnson serves as a director of the Company but receives no separate remuneration in that capacity.

(2)	Includes compensation deferred by the Company’s named executive officers pursuant to the Company’s Retirement Savings Plan and the Company’s Deferred Compensation Plan.

(3)	Cash bonuses paid under the Company’s annual cash incentive plan, the written version of which is the CLARCOR Value Added Incentive Plan proposed for adoption in this Proxy Statement.

(4)	The aggregate value of all perquisites and personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for each of the named executive officers in the Summary Compensation Table.

(5)	Represents restricted stock units (the “Restricted Stock Units”) granted pursuant to the Incentive Plans during the fiscal year. Restricted Stock Unit grants that would normally have been made in December 2005 (and would have been included in fiscal year 2006 and so reflected in the table above) were instead granted in November of fiscal year 2005 (and thus included for the figures for fiscal year 2005). On December 17, 2006, subsequent to the fiscal year-end, additional Restricted Stock Unit grants were awarded under the Company’s 2004 Incentive Plan as follows: Mr. Johnson 12,435; Mr. Ferrise 3,539; Mr. Klein 3,539; Mr. Lindsay 1,422; Mr. Wolfson 1,699. These grants are not reflected in the chart above.

Restricted Stock Units provide for the issuance of Common Stock to the grantee over a four year period. 25% of the total number of Restricted Stock Units vest on each anniversary of the grant so long as the grantee remains in the employment of the Company or one of its subsidiaries. Until Restricted Stock Units vest and shares of Common Stock are issued in conversion of the Restricted Stock Units, the grantee does not have any rights as a shareholder of the Company, other than the right to receive a cash payment equal to the dividends paid on the Common Stock. The Restricted Stock Units permit a grantee to defer the issuance of Common Stock pursuant to the Restricted Stock Units for a period of years or until the termination of the grantee’s employment by the Company. On December 2, 2006 (the end of the Company’s most recent fiscal year) the named executive officers held an aggregate of 128,110 unvested and/or deferred Restricted Stock Units, valued at $2,265,000, based upon the closing market price of the Company’s Common Stock on the dates of their respective underlying grants.

(6)	Consists of options and replacement options granted during the fiscal year under the Company’s Incentive Plans to acquire shares of the Company’s Common Stock. See “— Stock Options” below. (Under current Company policy, the Company no longer awards replacement options.)

(7)	Consists of shares of Common Stock issued upon the vesting of Restricted Stock Units during the fiscal year. The amounts shown are calculated based on the closing price of shares of Common Stock (on the date of issuance) issued upon the vesting of Restricted Stock Units. During fiscal year 2006, Messrs. Johnson and Lindsay deferred vesting with respect to 14,665 and 2,707 Restricted Stock Units, respectively.

(8)	The amounts shown in this column for All Other Compensation for the last fiscal year derived from the following figures: Messrs. Johnson, Ferrise, Klein, Lindsay and Wolfson respectively: $3,300; $8,800; $3,300; $3,300; and $4,961 — Company match for 401(k) plan; Messrs. Johnson, Ferrise, Klein, Lindsay and Wolfson respectively: $77,386; $534; $40,113; $13,456; and $271 — Company paid life insurance premiums under one or more policies; Messrs. Johnson, Klein and Lindsay, respectively: $43,768, $14,246 and $4,730 — Company paid gross-up amounts in respect of the foregoing insurance premiums; Messrs. Johnson, Ferrise, Klein, and Lindsay respectively: $23,791; $3,094; $4,337; and $4,571; — Company paid compensation for dividends on Restricted Stock Units.

(9)	Mr. Wolfson joined the Company in late January 2006.
     Each executive officer of the Company is elected by the Board of Directors for a term of one year which begins at the Board of Directors meeting at which he or she is elected held in conjunction with the Annual Meeting of Shareholders and ends on the date of the next Annual Meeting of Shareholders or upon the election of his or her successor.
Stock Options
      The following table provides information with respect to stock options granted during fiscal year 2006 under the Company’s 2004 Incentive Plan, as amended, to the five individuals named in the Summary Compensation Table. As noted, only Mr. Wolfson received stock options during fiscal year 2006, which were granted in connection with his joining the Company. As discussed on page 10 of the Company’s Proxy Statement for fiscal year 2005 (the “2005 Proxy”), option grants that would normally have been issued in December 2005 (and that would have been included in fiscal year 2006 and reflected in the table below) were instead granted in November of fiscal year 2005 (and thus disclosed in the 2005 Proxy). This granting was accelerated due to accounting rules that were adopted regarding the expensing of option costs.
OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

Number of
	Securities	% of Total
	Underlying	Options
	Options	Granted to
	Granted	Employees in	Exercise	Expiration	Grant Date
Name	(1)	Fiscal Year	Price (2)	Date	Present Value (3)

N. E. Johnson	—	—	—	—	—
S. Ferrise	—	—	—	—	—
B. A. Klein	—	—	—	—	—
D. Lindsay	—	—	—	—	—
R. Wolfson	3,000	38.5%	34.40	1/26/16	$28,170

(1)	Consists of nonqualified options issued for a ten year term. The options vest over a four year period at a rate of 25% per year. (See “Long-Term Incentive Plan” in the Report of the Compensation Committee).

(2)	Closing price of Common Stock as reported on the New York Stock Exchange Composite Transactions at date of grant.

(3)	Options are valued using the Black-Scholes Option Pricing Model using the following assumptions:

(i)	an expected option term of six years to exercise (based on estimated prior experience);

(ii)	interest rate of 4.50% based on the quoted yield of Treasury Strips;

(iii)	annual dividends per share of Common Stock of $0.2588; and

(iv)	stock price volatility of 20.7% based upon the monthly stock closing prices for the preceding six years.
      The following table sets forth certain information regarding option exercises during the fiscal year and the unexercised options held by such individuals at December 2, 2006.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of
			Shares Underlying	Value of Unexercised
	Number of		Unexercised Options	In-the-Money Options
	Shares		at FY-End	at FY-End
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise	Realized	Unexercisable (1)	Unexercisable (2)

N. E. Johnson	59,104	$1,046,141	870,706/90,000	$8,489,578/1,109,400
S. Ferrise	37,250	525,923	100,180/26,250	608,613/323,575
B. A. Klein	19,394	342,304	260,462/33,000	2,339,708/406,780
D. J. Lindsay	12,796	227,513	151,117/17,250	1,423,427/212,635
R. Wolfson	—	—	0/3,000	0/0

(1)	On December 17, 2006, subsequent to the fiscal year-end, additional option grants were awarded under the Company’s 2004 Incentive Plan as follows: Mr. Johnson 120,000; Mr. Ferrise 35,000; Mr. Klein 40,000; Mr. Lindsay 21,700; Mr. Wolfson 21,700. These option grants are not reflected in the chart set forth above.

(2)	Based on the $32.91 closing price of Common Stock as reported on the New York Stock Exchange Composite Transactions on December 1, 2006, the last trading date prior to the Company’s fiscal year-end close on Saturday, December 2, 2006.
Retirement Plans
      Certain employees of the Company and its subsidiaries, including several of the individuals named in the Summary Compensation Table, are eligible to receive benefits under the CLARCOR Inc. Pension Plan (the “Pension Trust”). The amount of the Company’s contribution to the Pension Trust in respect to a specified person cannot be individually calculated.
      The Pension Trust provides benefits calculated under a Social Security step-rate formula based on career compensation. Benefits are payable for life with a guarantee of 120 monthly payments. The formula accrues an annual benefit each plan year equal to the sum of (a) plan year compensation up to age 65 covered compensation ($45,000 in fiscal 2006) in effect each December multiplied by .012 plus (b) any excess of such plan year compensation over age 65 covered compensation (subject to Internal Revenue limitations applicable to all qualified retirement plans) multiplied by .0175. The aggregate of all annual accruals plus the benefit accrued at November 30, 1989 under prior plans is the amount of annual pension.
      Estimated annual retirement benefits payable under the Pension Trust at normal retirement (age 65) for Messrs. Johnson, Ferrise, Klein and Lindsay are $70,250; $5,191; $21,538 and $93,971, respectively. Such annual retirement benefits are not subject to any reduction for Social Security amounts.
      Effective January 1, 2004, the Board adopted a program pursuant to which the pension benefits payable under the Pension Trust to most employees of the Company were frozen. As to these employees, no further benefits will accrue under the Pension Trust. As a substitute benefit the Company implemented a new 401(k) plan (the “New 401(k) Plan”) which is available to substantially all United States employees of the Company and its subsidiaries. Under the New 401(k) Plan the

Company will match all contributions by a participant up to 3% of his or her compensation and 50% of the next 2% of such compensation contributed.
      The Company offered employees who were both at least 40 years old and had 10 years of service the option of continuing to participate in the Pension Trust or adopting the New 401(k) Plan. Those employees electing to continue participation in the Pension Trust also are eligible to continue to participate in the Company’s previously established 401(k) Plan (the “Old 401(k) Plan”). Under the Old 401(k) Plan, the Company will match 50% of contributions by a participant up to 3% of his or her compensation. Messrs. Johnson and Lindsay elected to continue to participate in the Pension Trust and will therefore continue to accrue benefits under that program. Messrs. Ferrise and Klein were not eligible to continue to participate in the Pension Trust, and Mr. Wolfson was not with the Company. However, Mr. Klein continued to participate in the Old 401(k) Plan. The amounts currently payable to Messrs. Ferrise and Klein pursuant to the Pension Trust will not increase or decrease in the future.
      Effective December 1, 1994, the Company established two new retirement plans for officers and senior executives of the Company: the 1994 Supplemental Pension Plan and the 1994 Executive Retirement Plan. The 1994 Supplemental Pension Plan is intended to preserve benefits lost by reason of the maximum limitations on compensation and benefits imposed on tax qualified retirement plans by the Internal Revenue Code of 1986. The 1994 Executive Retirement Plan provides a monthly benefit to a participant equal to (a) 65% of his average monthly compensation with respect to the three consecutive fiscal years for which he received the highest compensation, reduced by (b) his monthly normal retirement benefit provided by the Pension Trust. A minimum of 15 years of service after attainment of the age of 40 is required to earn a full benefit of 65% of compensation at retirement. Messrs. Johnson and Klein are participants in both of the 1994 plans. Messrs. Ferrise and Lindsay are participants in the 1994 Supplemental Pension Plan. Mr. Wolfson is not a participant in either plan. Estimated total annual retirement benefits pursuant to both the 1994 Supplemental Pension Plan and the 1994 Executive Retirement Plan payable at normal retirement (age 65) for Messrs. Johnson, Ferrise, Klein and Lindsay are $982,592; $10,128; $391,409; and $12,363, respectively. Such annual retirement benefits are not subject to reduction for Social Security amounts.
Employment Agreements
      When Mr. Johnson was named Chairman and Chief Executive Officer of the Company in 2000, the Company entered into an amended employment agreement with Mr. Johnson. The amended agreement provides that Mr. Johnson will be employed as the Company’s Chairman, President and Chief Executive Officer and will dedicate his full time to such activities, except that he may serve on corporate, civic or charitable boards or committees so long as such activities do not significantly interfere with the performance of his duties to the Company. Mr. Johnson is entitled to receive an annual salary (currently $700,000), and to have such salary increased annually at the discretion of the Compensation Committee of the Board of Directors. Mr. Johnson is eligible to participate in all executive incentive plans and in all employee benefit and retirement plans available within the Company, as well as all perquisites made available to executive officers of the Company. Mr. Johnson’s agreement, as amended, expires on the date of the 2008 Annual Meeting. His agreement is extended automatically each year thereafter unless terminated by the Board.
      Mr. Johnson’s agreement terminates automatically upon his death or disability and can be terminated by the Company for “Good Cause” (as defined in the agreement) or by Mr. Johnson for “Good Reason” (as defined in the agreement). If Mr. Johnson elects to terminate his agreement other than for “Good Reason” he must provide the Company with 6 months’ prior notice. If the Company terminates the agreement other than for Good Cause or Mr. Johnson terminates for Good Reason, Mr. Johnson will be entitled to receive a termination payment equal to 3 years’ salary and bonus, continuation of Company-provided benefits for 3 years and vesting of all unvested equity grants. Mr. Johnson’s agreement also contains “Change of Control” provisions as discussed further below.

      Finally, Mr. Johnson’s agreement binds Mr. Johnson to restrictive covenants not to compete, solicit employees or disclose confidential information of the Company for defined periods.
      The Company has also entered into employments agreements with Messrs. Ferrise, Klein, Lindsay and Wolfson and the Company’s other executive officer which include the provisions described in the next two paragraphs.
      The “Change of Control” provisions of Mr. Johnson’s agreement and the agreements, as amended, with Messrs. Ferrise, Klein, Lindsay and Wolfson and the Company’s other executive officer become effective upon the occurrence of any of the following: (i) the acquisition by any person, entity or group (other than from the Company) of 15% or more of the outstanding securities of the Company which are entitled to vote generally in the election of directors; (ii) individuals who, at the date of the employment agreement, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the date of the employment agreements whose election or nomination was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such person was a member of the Incumbent Board; (iii) consummation of a reorganization, merger or consolidation, in each case in respect of which the persons who were shareholders of the Company immediately prior to such transaction do not immediately thereafter own more than 60% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction or (iv) approval by the shareholders of the Company of a liquidation or dissolution of the Company or the sale of all or substantially all of its assets.
      The agreements provide that the Company agrees to employ these officers, and the officers agree to remain in the employ of the Company, from the date of a change of control to the earlier to occur of the third anniversary of such change of control1 or the officer’s normal retirement date at a rate of compensation at least equal to the highest monthly base salary which the officer was paid during the 36 calendar months immediately prior to the change of control. In addition, during that period the Company agrees to provide employee benefits which are the greater of the benefits provided by the Company to executives with comparable duties or the benefits to which the officer was entitled during the 90-day period immediately prior to the date of the change of control. In the event that employment is terminated after a change of control, the terminated officer is entitled to (i) a lump-sum cash payment equal to three times the sum of the officer’s base salary and annual bonus, (ii) continued health and welfare benefits and perquisites for the three year period following termination; and (iii) a lump sum payment equal to the pension benefits the terminated officer would have earned during the three year period after the termination. If any of such agreements subjects the officer to excise tax under Section 4999 of the Internal Revenue Code, the Company will pay such officer an additional amount calculated so that after payment of all taxes, interest and penalties, the officer retains an amount of such additional payment equal to such excise tax. The agreements define “termination” to mean termination of employment by the Company for reasons other than death, disability, cause or retirement. “Termination” also includes resignation by the officer after (a) a material adverse reduction in the nature or scope of his authorities, duties or responsibilities, following a change of control, as determined in good faith by the officer; (b) a reduction in compensation or benefits after a change of control or (c) a good faith determination by the officer that, as a result of the change of control, he is unable to exercise the authority, power, function and duties contemplated by the agreement.
REPORT OF THE COMPENSATION COMMITTEE
      One of the duties of the Compensation Committee (“Committee”) is to assure that the Chief Executive Officer and the other executive officers of the Company (“Executive Officers”) are compensated equitably, competitively and in a manner that is consistent with the long-term best

[1]	The agreement with the other executive officer contemplates a shorter period of time than three years, and the termination payouts thereunder are for similarly shorter time periods.

interests of the Company and its shareholders. The Committee, which is composed entirely of independent non-employee directors, is responsible for determining the annual salary, cash incentives, benefits and intermediate-term and long-term incentive plan awards for the Company’s Executive Officers.
Compensation Philosophy
      There are certain stated principles which the Committee follows in structuring the compensation packages for the Chief Executive Officer and the other Executive Officers of the Company. These are:

Pay for Performance

A high percentage of total compensation is linked directly to the performance of the Company and the executive’s individual performance in attaining the Company’s objectives and supporting the Company’s mission statement. The Committee believes that this structure aligns the executives’ interests with the interests of the shareholders.

Competitiveness

Total compensation packages are designed to be comparable with those of executives occupying comparable positions in comparable companies. The packages are also designed to allow an opportunity to earn at a level above median industry practices and market competitors when Company performance exceeds the results of comparable companies. We believe that the opportunity to earn at higher levels provides a significant challenge and incentive to the Executive Officers.

Executive Ownership

A major component of executive compensation is equity-based, and as a result, the Executive Officer’s interests are more directly linked with shareholders’ interests. The Committee believes that equity-based compensation properly balances the rewards for long-term versus short-term results.

The Committee has established ownership guidelines for Executive Officers and non-employee directors to align their interests and objectives with the Company’s shareholders. These guidelines require that Executive Officers, after a five-year period, own shares with a value ranging from a minimum of two times annual salary for officers at the level of corporate vice president to a minimum of four times annual salary for the Company’s Chairman and Chief Executive Officer. In addition, the guidelines require that non-employee directors, after a five-year period, own shares with a value equal to a minimum of five times the annual retainer.

Management Development

The compensation packages are also designed to attract and retain quality executives with the leadership skills and other key competencies required to meet the Company’s objectives and to enhance shareholder value.
Components of Executive Pay
      The components of total pay for all executives are annual salary, cash incentives, benefits and intermediate-term and long-term incentive awards. The Committee reviews annually each component of compensation and total compensation for the Executive Officers. The review includes a market comparison of compensation and changes in compensation for equivalent positions in related industrial groups and comparably-sized companies. Competitive information and data relating to executive compensation packages is provided by independent compensation consultants at the request of the Committee.

Annual Salary

Annual salary and annual adjustments are based on the executive’s performance, experience, and reference to competitive rates for comparable positions in related industry groups and comparably-sized companies.

Cash Incentives

Annual cash incentives are determined based upon the attainment of financial targets by the Company and the individual performance of the executive. If certain minimum target results are not achieved, no annual cash incentive will be paid. If target levels, which the Committee considers to be reasonably difficult to attain, are achieved, annual incentive levels generally range from 35% to 75% of base salary, and maximum awards may exceed 100% of base salary if performance materially exceeds the target objectives.

The financial target that must be attained is based on the economic value added method, or as referred to by the Company, the CLARCOR Value Added Incentive (“CVA”) program. In basic terms, CVA is consolidated annual after-tax operating earnings less the annual cost of capital. Thus the size of the cash incentives varies directly with the amount by which such after-tax earnings exceed the cost of capital. As a result, the CVA program is designed to reward managers who increase shareholder value by most effectively deploying the capital contributed by the shareholders and lenders. If the Company fails to achieve the target levels of CVA, the cash incentive awards are reduced. The Committee sets the target levels at during the first quarter of the fiscal year but retains the discretion to adjust them up or down.

Benefits

Employee benefits offered to the general employee population of the Company are provided to Executive Officers as part of the total compensation program. In addition, certain Executive Officers are provided supplemental retirement benefits, life insurance policies and certain other benefits.

Intermediate-Term Incentive

The Company’s intermediate term incentive program involves grants of Restricted Stock Units (“Units”) under the 2004 Incentive Plan. Units provide for the issuance of Common Stock to the grantee over a four year period. 25% of the total number of Units vests on each anniversary of the grant so long as the grantee remains in the employment of the Company or one of its subsidiaries. Until Units vest and shares of Common Stock are issued in conversion of the Units, the grantee does not have any rights as a shareholder of the Company other than the right to receive a cash payment equal to the dividends paid on the Common Stock. The Units permit a grantee to defer the issuance of Common Stock pursuant to the Units for a period of years or until the termination of the grantee’s employment by the Company. The Committee believes that intermediate-term incentive programs based on appreciation in the price of the Company’s Common Stock are in the best interests of the Company and its shareholders.

Long-Term Incentive Plan

The Company’s long-term incentive plan involves the grant of non-qualified stock options to our executives and key employees. Options granted under the Company’s shareholder approved 1994 Incentive Plan or the 2004 Incentive Plan have a 10-year life and all options granted during fiscal 2006 were at the market value of the Common Stock on the date of grant. The option grants provide the executives an opportunity to acquire an equity interest in the Company and to share in the long-term appreciation of the stock.

Market surveys of long-term incentives are reviewed to establish competitive practices. Management makes recommendations to the Committee on the size of a grant, if any, for each executive based on the individual’s ability to affect financial performance, our executive’s past performance, and expectations of the executive’s future contributions. The CEO’s grant is similarly determined by the Committee and all other stock option grants are reviewed and approved by the Committee.

Stock options granted in fiscal 2006 were not exercisable for one year after the grant and thereafter become exercisable at the rate of 25% per year and become fully exercisable after the 4th year and have a 10 year term. It is expected that future grants of options will vest periodically in accordance with past practices. No options were granted in 2006 to anyone other than Mr. Wolfson, due to the accelerated granting of options in 2005 (which occurred for the reasons previously set forth).
Section 162(m) Compliance
      The Committee has considered the possible impact of Section 162(m) of the Internal Revenue Code of 1986, which generally limits to $1 million (with several exceptions) the tax deduction available for compensation paid to a person who is an executive listed in the Summary Compensation Table and who is employed by the Company at the end of its fiscal year. The Committee intends to preserve for the Company the maximum opportunity for obtaining deductibility for all amounts paid to its officers by administering the Company’s plans and programs in a way that will meet the regulations in effect at the time compensation decisions are made. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of the Company’s shareholders. For this reason, despite the Committee’s general intention to preserve deductibility under Section 162(m) whenever possible, the Committee may make compensation decisions which will cause amounts paid to certain executives to not be deductible. As set forth below, the Company is submitting its Value Added Incentive Plan to the shareholders of the Company pursuant to this proxy statement in order to increase the likelihood that cash bonuses paid to Plan participants will be fully deductible under Section 162(m) of the Internal Revenue Code.
Chief Executive Officer Compensation
      Mr. Johnson’s annual salary was increased during fiscal 2006 to be competitive with the median base salary paid to chief executive officers of comparably-sized corporations identified by the Committee with the assistance of outside compensation experts. For fiscal 2006, Mr. Johnson was awarded an annual cash incentive equal to 54% of his base salary in accordance with the annual cash incentive plan as a result of the CVA levels attained in fiscal 2006.
      Mr. Johnson did not receive any grants of Restricted Stock Units or stock options during fiscal year 2006, due to the accelerated granting of Restricted Stock Units and stock options in 2005 (discussed earlier in this proxy statement). In addition, during fiscal 2006 he deferred the receipt of 14,665 shares of Common Stock issuable pursuant to Restricted Stock Units previously granted.
      The Committee believes that the key executive team of the Company will receive appropriate rewards under this program of corporate incentives, but only if they achieve the performance goals established for them and the Company and if they succeed in building increased value for the Company’s shareholders.
Compensation Committee

Robert H. Jenkins, Chairman
Paul Donovan
Philip R. Lochner, Jr.

REPORT OF THE AUDIT COMMITTEE
      The Company’s Board of Directors’ Audit Committee is comprised of four directors, all of whom are independent as such term is defined in the listing standards of the New York Stock Exchange. The Audit Committee reviews the Company’s financial reporting process and its system of internal financial controls on behalf of the Board of Directors. Management of the Company has the primary responsibility for the financial statements and the reporting processes of the Company, including the system of internal controls, the presentation of the financial statements and the integrity of the financial statements. Management has represented to the Audit Committee that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and that its internal controls over financial reporting were effective as of December 2, 2006. The Company’s auditors, PricewaterhouseCoopers LLP, are engaged to audit the Company’s financial statements and to express an opinion on the conformity of such audited financial statements to GAAP, on the effectiveness of the Company’s internal controls over financial reporting and on management’s assessment of the effectiveness of the Company’s internal controls over financial reporting. Members of the Audit Committee rely on the information provided to them and on the representations made by management and the information, representations, opinions and communications of the Company’s auditors.
      In this context, the Audit Committee has reviewed and discussed the Company’s system of internal controls over financial reporting and its audited financial statements with management and the Company’s auditors. The Audit Committee has discussed with the Company’s auditors the matters required to be discussed by Statement on Auditing Standards No. 90 (Audit Committee Communications) and Public Company Accounting Oversight Board Auditing Standard No. 2 (An Audit of Internal Controls Over Financial Reporting in Conjunction with an Audit of Financial Statements). In addition, the Audit Committee has received from the Company’s auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the auditors their independence from the Company and its management. While the activities of the Audit Committee are designed to provide an additional level of review, such activities cannot provide absolute assurance that the audit of the Company’s financial statements and of the effectiveness of the Company’s internal controls over financial reporting has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with GAAP or that the Company’s auditors are in fact independent.
      In reliance on the reviews and discussions referred to above and subject to the limitations set forth above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 2, 2006, for filing with the Securities and Exchange Commission.

Amounts Paid to PricewaterhouseCoopers LLP
      The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s consolidated financial statements as of and for the fiscal years ended December 2, 2006 and December 3, 2005, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	Years Ended

	December 2, 2006	December 3, 2005

Audit Fees(1)	$1,073,884	$1,371,876
Audit-Related Fees	—	—
Tax Fees(2)	35,454	—
All other Fees(3)	25,155	—

Total	$1,134,493	$1,371,876

(1)	Includes $15,000 and $183,050 paid to PricewaterhouseCoopers in fiscal 2006 and 2005, respectively, in respect of audit work performed in fiscal year 2005 and 2004, respectively

(2)	Paid for international tax consulting.

(3)	Paid for due diligence work in respect of non-U.S. acquisitions.
      The charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditors and must approve in advance any non-audit services to be performed by the independent auditors. The Audit Committee has not established any pre-approval procedures, but instead reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. All of the fees shown above were pre-approved by the Audit Committee.

Audit Committee

Robert J. Burgstahler, Chairman
James W. Bradford, Jr.
Paul Donovan
J. Marc Adam

PERFORMANCE GRAPH
      The following Performance Graph compares the Company’s cumulative total return on its Common Stock for a five year period (December 2, 2001 to December 2, 2006) with the cumulative total return of the S&P SmallCap 600 Index and the S&P Industrial Machinery Index.
TOTAL RETURN TO SHAREHOLDERS
Comparison of Five-Year Cumulative Total Return*
Among the Company, S&P SmallCap 600 Index and
S&P Industrial Machinery Index

*	Assumes that the value of the investment in the Company’s Common Stock and each index was $100 on December 1, 2001 and that all dividends were reinvested.
      The reference points on the foregoing graph are as follows:

	2002	2003	2004	2005	2006

CLARCOR INC	124.49	167.88	201.83	235.31	260.00
S&P SMALLCAP 600 INDEX	94.33	124.30	151.26	171.67	191.49
S&P INDUSTRIAL MACHINERY INDEX	107.63	134.63	170.14	171.21	191.42
      The 2001 beginning measuring point was the market close on December 1, 2001, the last New York Stock Exchange trading day before the beginning of the Company’s fifth preceding fiscal year. The closing measuring point for 2006 was December 1, 2006 based on the last New York Stock Exchange trading date prior to the Company’s Saturday, December 2, 2006 fiscal year-end.

EQUITY COMPENSATION PLAN INFORMATION
      The following table provides information as of December 2, 2006 regarding the shares of Common Stock of the Company issuable under awards and grants under the Company’s Incentive Plans.

			Number of securities
			remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted average	equity compensation
	exercise of	exercise price of	plans (excluding shares
	outstanding options,	outstanding options,	reflected in number of
	warrants and rights	warrants and rights	shares in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders:
Options	3,253,059	$21.56
Restricted Stock Units	153,925
Total	3,406,984		1,835,752
Equity compensation plans not approved by security holders	—		—

Total	3,406,984		1,835,752

APPROVAL OF CLARCOR VALUE ADDED INCENTIVE PLAN
      The Board of Directors is proposing that the shareholders approve the CLARCOR Inc. Value Added Incentive Plan (the “Plan”). A copy of the Plan is attached to this Proxy Statement as Exhibit A.
      The Plan is the written embodiment of the plan pursuant to which the Company historically has paid cash bonuses to certain of the Company’s and its subsidiaries’ officers and management employees. The principle reason that the Company has put the Plan in writing and is submitting it for shareholder approval is to increase the likelihood that cash bonuses paid to Plan participants will be fully deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)” and the “Code”, respectively).
      The purpose of the Plan is to advance the interests of the Company by attracting and retaining officers and other key employees of the Company and its subsidiaries, and to align the economic interests of such individuals with those of shareholders by making a portion of their annual cash compensation performance-based. Under the Plan, the Company each year establishes performance targets for eligible participants, as well as the amounts (typically expressed as a percentage of such participants’ base salary) that the participants will receive if such targets are attained. Amounts paid under the Plan are typically paid in January of the next fiscal year and are based on the audited results of the fiscal year in question. The Compensation Committee of the Board of Directors is responsible for administering all aspects of the Plan, including the establishment of applicable performance targets, but may delegate certain of its responsibilities to senior management, as described further below.
      A shareholder may mark the accompanying form of proxy to (i) vote for the Plan, (ii) abstain from voting, or (iii) vote against the Plan. If a quorum is present at the Annual Meeting, approval of the Plan requires the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote with respect to the Plan. Proxies which are marked to indicate abstention from this matter will not be counted either for or against the adoption of the Plan and will have no effect on whether the Plan is adopted. The shares represented by such proxies will, however, be counted for purposes of establishing a quorum at the Annual Meeting and will be able to vote with respect to other matters, including the election of directors.
      Pursuant to Rule 452 of the NYSE Rules and Section 402.08 of the NYSE Listed Company Manual (collectively, the “NYSE Regulations”), proxies submitted by brokers for shares beneficially owned by other persons may, in the absence of specific instructions from such beneficial owners, vote the shares for or against the Plan at the brokers’ discretion. This is because the total anticipated payouts under the Plan fall significantly below the “10% of average annual income” threshold specified under the NYSE Regulations. The approval of the Plan is thus a routine matter and may be voted upon by brokers without instruction.
      Shares represented by proxies not marked with respect to the adoption of the Plan (whether submitted by shareholders or by brokers) will be voted FOR the adoption of the Plan in accordance with the Board of Directors’ recommendation below.
The Board of Directors recommends a vote FOR the adoption of the Plan.
Description of the Plan
      The following is a more detailed description of the Plan. A further explanation of the Plan is presented in “question and answer” format immediately following this description.
General
      The Plan provides the framework for paying annual cash bonuses to certain employees of the Company. It does not involve grants of equity interests (e.g., stock options, restricted stock, stock appreciation rights, warrants, etc.) Grants of equity interests are governed by the 2004 Incentive Plan, which was approved by the Company’s shareholders in March 2003.
      The Plan does not set out the target levels or formulas for determining any employee’s cash bonus. Rather, the Plan addresses the potential measurements from which such target levels or formulas may be determined, the rules regarding the administration of the Plan and various more general matters. The actual target levels and formulas are established annually by the Compensation Committee of the Board of Directors (the “Committee”).
Purpose
      The purpose of the Plan is to enable the Company to attract and retain appropriate executive talent and to motivate such individuals to manage and grow the Company’s business by linking part of their annual cash compensation to the achievement of certain targets.
Administration
      The Committee is responsible for administering all aspects of the Plan, including:

•	selecting eligible participants and generally determining eligibility to receive cash awards under the Plan (“Awards”);

•	determining the size and terms of Awards, subject to certain limitations;

•	modifying Awards and determining the timing for measuring and paying Awards;

•	establishing performance objectives and determining whether such performance objectives are attained;

•	interpreting the Plan; and

•	establishing, amending and rescinding any rules and regulations relating to the Plan.
      The Committee may delegate some or all of these responsibilities to the Company’s Chief Executive Officer or another executive officer of the Company in its discretion; provided that the Committee may not delegate its power and authority with regard to the Plan insofar as it applies to “covered employees” under Section 162(m) (i.e., the Chief Executive Officer and the next four most highly compensated employees of the Company). These individuals are referred to under the Plan as “Covered Officers”.

Awards
      Within the first 90 days of each fiscal year the Committee will establish (i) objective performance targets for each applicable Company, Subsidiary or division (called a “CVA Center”) for that fiscal year, and (ii) the formula for determining the cash bonus which each Plan participant will receive if such participant’s CVA Center achieves (in whole or in part) or exceeds, as the case may be, the performance targets for the fiscal year.
      Awards to Covered Officers will be based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below, measured over the applicable performance period. These goals may relate to the Company, a subsidiary, operating unit or division:

•	earnings before interest, taxes, depreciation and/or amortization;

•	operating income or profit;

•	operating efficiencies;

•	return on equity, assets, capital, capital employed, or investment;

•	after tax operating income;

•	financial ratios;

•	working capital levels, including cash, inventory and accounts receivable;

•	net income;

•	earnings or book value per share;

•	cash flow(s);

•	total sales or revenues or sales or revenues per employee;

•	production;

•	stock price or total shareholder return;

•	cost of capital or assets under management;

•	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; and/or

•	any combination of the above.
      Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on: internal targets; the past performance of the Company or any subsidiary, operating unit or division of the Company; the past or current performance of other companies, groups of companies, and/or market or economic indices; and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares of Common Stock outstanding, or to assets or net assets.
Maximum Award
      With respect to any Covered Officer, the maximum annual amount of an Award is $3,000,000.
Payment
      The Committee has the discretion to determine the timing of payments under the Plan, but all Awards earned during a taxable year must be paid within 2 months and 15 days following the end of such taxable year.

Amendments and Termination of Plan and Awards
      The Committee may amend, alter or discontinue any aspect of the Plan at its discretion, including in a manner that may increase costs to the Company or alter the allocation of Plan payouts as between Plan participants.
      In addition, the Committee, in its sole discretion, may, at any time up until an Award is actually paid to an individual, reduce any Award otherwise payable to such individual, and/or retroactively reverse or repeal the eligibility of the individual to receive an Award.
Choice of Law
      The Plan is governed by Delaware law, the state of the Company’s incorporation.
Term of the Plan
      The Plan will go into effect on the date determined by the Committee, which may be a date prior to the date of its approval by the shareholders. The Plan will remain in place indefinitely, although pursuant to Section 162(m) it must be re-approved by the shareholders every five years for amounts paid in excess of $1 million to be deductible.
Answers to Particular Questions Regarding the Plan.
Management-level employees of the Company typically have received annual cash bonuses. What is different about the Plan?
      The Plan merely puts into a written document what the Company has been doing for many years; namely, linking pay with performance by awarding cash bonuses to certain employees based on the achievement by the Company and/or its operating units of certain performance targets which are established each year. The Company does not anticipate that amounts paid under the Plan in the foreseeable future will be materially different than amounts paid historically.
If nothing has changed, why does the Company need the Plan at all?
      The substantive reason for the Plan (and asking shareholders to approve it) is to allow the Company to deduct amounts over $1 million (if any) that it pays to certain Company employees as an expense in calculating the Company’s Federal income taxes pursuant to Section 162(m) of the Code. In other words, the purpose is to potentially lower the Company’s taxes. In addition, having a written document which clearly defines certain “ground rules” for determining bonuses is good corporate practice.
What is Section 162(m) of the Code?
      Generally speaking, Section 162(m) limits the ability of a company to deduct compensation in excess of $1 million paid to named executive officers of public companies (i.e., the CEO and the next four highest paid individuals). Compensation that is “performance-based” is excluded from this calculation and does not count against this $1 million threshold.
      Cash bonuses are only considered to be “performance-based” when they (i) are paid pursuant to a plan that has been approved by the company’s shareholders, and (ii) vest based on objective measures established at the outset of the relevant period by a board or committee consisting solely of “outside” directors.

What happens if the Plan is not approved by the Shareholders?
      The Company may lose the ability to deduct amounts over $1 million (if any) that it pays to certain Company employees as an expense in calculating its Federal income taxes. All other things being equal, this would increase the taxes the Company pays and reduce earnings per share.
      The Company believes that at least a part of a management-level employee’s annual cash compensation should be tied to achieving measurable results, and that a cash incentive plan is needed to attract and retain highly qualified management personnel. Therefore, even if the Plan is not approved, the Company will continue to establish performance targets for its management-level employees and pay them a cash bonus as part of their annual compensation if those targets are achieved.
Do all employees participate in the Plan?
      No. Although the Committee has the discretion to include or exclude employees from the Plan, historically the Plan has applied only to certain mid-and upper-level management of the Company and its operating units. However, virtually all Company employees are eligible to receive some form of bonus which is performance-based. For example, hourly-wage factory employees of an operating unit are normally eligible to receive a profit sharing bonus if their operating unit achieves a certain level of profitability, and sales personnel typically receive commissions or other incentive payments based on the level and profitability of the sales they generate.
      Approximately 250 employees participated in the Plan during fiscal year 2006. This number may increase or decrease over time at the discretion of the Compensation Committee, although any increase or decrease is unlikely to materially change total incentive compensation paid by the Company. This is because individuals added to or removed from the Plan likely would be removed from or added to other cash incentive plans (e.g., profit sharing).
Do all employees who participate in the Plan participate in the same way?
      No. The Compensation Committee determines the applicable performance targets for each employee (subject to the comments further below regarding delegation), and may do so differently among operating units or among eligible employees.
      The performance targets established by the Committee traditionally have been based on the economic value-added method, or as referred to by the Company, the CLARCOR Value Added (“CVA”) program. (See the brief description of the CVA program in the Report of the Compensation Committee on page 15.) Normally, the performance targets established for employees of a particular operating unit are based predominantly on the CVA results of that operating unit, whereas the performance targets for corporate employees (i.e., those who work directly for CLARCOR Inc. rather than one of its operating companies) are based on the CVA results of the Company as a whole.
      In addition, the performance targets applicable to Covered Officers of the Company may involve more than CVA results, although historically the cash bonuses awarded even to these individuals have been based solely on the achievement of CVA targets. Despite this historic practice, the Company believes that it is important for the Compensation Committee to maintain a degree of flexibility in establishing the targets applicable to Covered Officers. As a result, the Compensation Committee may use other metrics than CVA to determine awards payable to Covered Officers.
Does the Compensation Committee establish the performance targets for each individual employee participating in the Plan?
      No. Pursuant to the Plan, the Compensation Committee may delegate to senior management its authority to establish the CVA targets for everyone other than the Covered Officers. However, the numbers used for purposes of calculating the CVA targets historically have derived from the annual budget of the Company and its operating units, which is reviewed and approved by the Company’s Board of Directors.
      With regard to Covered Officers, the Compensation Committee does establish their performance targets and may not delegate this authority.
The Plan contemplates a maximum award of $3 million to Covered Officers. Does the Company plan on awarding this much money to anyone?
      Not in the foreseeable future. While cash bonus awards theoretically have not been capped in the past, to date no one individual has ever earned a cash bonus of more than approximately $1.1 million, and this was in a year where the Company significantly exceeded the established performance targets. Pursuant to the Code, the Plan has to specify a maximum limit, and $3 million was chosen as a maximum payout because it represents a level that the Company reasonably believes, based on current facts and circumstances, will not be realized in practice. It is possible that in order to satisfy Section 162(m), however, the Committee may establish targets that, if met, would grant a Covered Officer the ability to earn an Award of $3 million, but the Committee may then exercise its “negative discretion” to scale back the Award to amounts more in line with historical practice.
      However, because awards are typically based on an individual’s base salary as well as Company performance, it is possible that awards under the Plan could one day approach the maximum limit of $3 million, and you should vote on the Plan assuming that a $3 million maximum Award is possible. In addition, the $1.1 million figure mentioned above is for reference purposes only and should not be considered as representing a maximum Award.
Application of the Plan
      The 2007 Awards under the Plan are not determinable currently. The Awards which were paid in January 2007 to each of the following individuals and groups in respect of fiscal year 2006 are set forth in the table below.
PLAN BENEFITS UNDER THE
CLARCOR VALUE ADDED INCENTIVE PLAN

Dollar Value
Name and Position	($)

Norman E. Johnson, Chairman, President and Chief Executive Officer	$346,061
Sam Ferrise, President, Baldwin Filters, Inc.	189,919
Bruce A. Klein, Vice President — Chief Financial Officer	143,171
David J. Lindsay, Vice President — Chief Administrative Officer	60,453
Richard M. Wolfson, Vice President — General Counsel and Secretary	62,238
All current executive officers as a group (1)	811,866
All current directors who are not executive officers as a group (2)	—
All employees who are not executive officers as a group (3)	2,345,734

(1)	In addition to the individually named officers above, the Company has one other executive officer.

(2)	Directors are not eligible to receive any payments under the Plan.

(3)	As indicated above, approximately 250 employees participated in the Plan in 2006.

MISCELLANEOUS
Auditors
      The Audit Committee of the Board of Directors has issued a “request for proposal” (RFP) to each of the four principal U.S. public accounting firms in respect of auditing the financial statements of the Company for the fiscal year ending December 1, 2007. PricewaterhouseCoopers LLP (or its predecessors) has served as the Company’s auditors for more than 80 years, and currently serves as the Company’s independent auditors and in such capacity will review the Company’s financial statements for the first two quarters of fiscal year 2007 (ending June 2, 2007). Depending upon the results of the RFP process, PricewaterhouseCoopers LLP may be appointed as the Company’s independent auditors for the remainder of fiscal year 2007 as well. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement and respond to appropriate questions.
Internet Website
      The Company’s Internet address is www.clarcor.com. The Company makes available, free of charge, on this website, its annual report on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such forms are electronically filed with the SEC. In addition, the following corporate governance documents can be found on this website: (a) charters for the Audit Committee, or Director Affairs/ Corporate Governance Committee and the Compensation Committee of the Board of Directors; (b) Code of Conduct; (c) Code of Ethics for Chief Executive Officer and Senior Financial Officers; (d) Corporate Governance Guidelines; (e) Disclosure Controls and Procedures; (f) Procedures Regarding Reports of Misconduct or Alleged Misconduct and (g) the Company’s By-laws. Copies of all of these documents can also be obtained, free of charge, upon written request to the Corporate Secretary, CLARCOR Inc., 840 Crescent Centre Drive, Suite 600, Franklin, TN 37067.
Other Business
      The Board of Directors has no knowledge of any matters, other than as set forth in this Proxy Statement, upon which action is to be taken at the meeting. In the event any such matters are brought before the meeting, the persons named in the enclosed form of proxy will vote proxies received by them as they deem best with respect to all such matters.
Proposals of Security Holders for 2008 Annual Meeting of Shareholders
      Under the rules and regulations of the Securities and Exchange Commission, any proposal which a shareholder of the Company intends to present at the Annual Meeting of Shareholders to be held in 2008 and which such shareholder desires to have included in the Company’s proxy materials for such meeting, must be received by the Company on or before October 12, 2007.
      The Company’s bylaws provide that nomination by a shareholder of a person for election as a director and other proposals made by such shareholders for action by the shareholders at any meeting of shareholders may be disregarded unless proper notice of such nomination or proposal shall have been given to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of the meeting and certain other requirements are met. It is currently expected that the 2008 Annual Meeting of Shareholders of the Company will be held on March 24, 2008. Consequently, written notice of any such nomination or proposal which a shareholder desires to make at the 2008 Annual Meeting must be received by the Company no earlier than December 25, 2007 and no later than January 24, 2008. A copy of the Company’s bylaws may be obtained without charge from the Secretary of the Company.

Expense of Solicitation of Proxies
      The expense of solicitation of proxies, including printing and postage, will be paid by the Company. In addition to the use of the mail, proxies may be solicited personally, or by telephone, by officers and regular employees of the Company. The Company has employed D. F. King & Co., Inc. to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. The Company has agreed to pay $9,000, plus the out-of-pocket expenses of D. F. King & Co., Inc., for these services. The Company will reimburse brokers and other persons holding stock in their names, or in the name of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

By Order of the Board of Directors

Richard M. Wolfson,
Secretary
Franklin, Tennessee
February 9, 2007

Exhibit A
CLARCOR INC.
VALUE ADDED PLAN

1.	Purpose of the Plan.
      The purpose of the CLARCOR Inc. Value Added Plan (the “Plan”) is to advance the interests of the Company and its stockholders by providing incentives in the form of cash bonus awards to certain officers and other employees of the Company and its Subsidiaries. The Plan is intended to enable the Company to attract and retain appropriate executive talent and to motivate such officers to manage and grow the Company’s business and to attain the performance goals articulated under the Plan.

2.	Definitions.
      (a) “Award” means a cash bonus award granted pursuant to the Plan.
      (b) “Board” means the Board of Directors of the Company.
      (c) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.
      (d) “Committee” means the Compensation Committee of the Board, or any successor thereto or any other committee designated by the Board to assume the obligations of the Committee hereunder.
      (e) “Company” means CLARCOR Inc., a Delaware corporation.
      (f) “Covered Officer” shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m) of the Code; provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award under the Plan or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award hereunder will be paid.
      (g) “Effective Date” means the date on which the Plan takes effect in accordance with Section 12 of the Plan.
      (h) “Participant” means an employee of the Company or any of its Subsidiaries who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.
      (i) “Performance Period” means the period of time (e.g., one or more fiscal years or a portion thereof) designated by the Committee as a Performance Period.
      (j) “Plan” means this CLARCOR Inc. Value Added Plan.
      (k) “Subsidiary” means any domestic or foreign legal entity in which the Company has a direct or indirect ownership interest, and any division thereof.

3.	Administration.
      (a) General. The Plan shall be administered by the Committee. The Committee shall have the authority to select the employees to be granted Awards under the Plan, to determine the size and terms of an Award (subject to the limitations imposed on Awards in Section 5 below), to modify the terms of any Award that has been granted, to determine the time when Awards will be made, the amount of any payments pursuant to such Awards and the Performance Period to which they relate, to determine any employment restrictions on actual receipt of payments pursuant to Awards, to establish performance objectives in respect of such Performance Periods and to determine whether such performance objectives were attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes or obligations required by law to be withheld with respect to such payment.
      (b) Covered Officers. Any discretion exercised under the Plan affecting any Award to a Covered Officer shall be subject in all events to Section 162(m) of the Code, unless the Committee makes a specific determination that such Award is not intended to comply with Section 162(m) of the Code.
      (c) Delegation. The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided that the Committee may not delegate its power and authority with regard to the selection for participation in this Plan or any component of this Plan of a Covered Officer. Subject to the foregoing limitation, and unless expressly instructed by the Committee to the contrary, the Chief Executive Officer or any other executive officer of the Company to whom power and authority under this Plan is delegated by the Committee may, in turn, delegate some or all of such power and authority to other management personnel within the Company or a Subsidiary.

4.	Eligibility and Participation.
      The Committee shall determine the employees who shall be Participants for the Performance Period. The designation of Participants shall be made individually or by groups or classifications of employees, as the Committee deems appropriate.

5.	Awards.
      (a) Determination. Subject to Sections 5(b) to (d) with respect to Covered Officers, by no later than the ninetieth (90th) day of a fiscal year, the Committee shall establish and determine (i) the objective performance target (“Budgeted CVA”) for the Company and each appropriate Subsidiary or division (“CVA Center”) for such fiscal year, and (ii) the formula for determining the cash bonus to which each Participant shall be entitled if such Participant’s CVA Center fails to achieve, achieves or exceeds, as the case may be, its Budgeted CVA for the relevant fiscal year.
      (b) Performance Goals. Awards to Covered Officers shall be based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this Section 5, the formula on which Budgeted CVA is based with respect to Covered Officers shall be limited to one or more of the following Company, Subsidiary, operating unit or division financial performance measures, measured over the applicable Performance Period:

•	earnings before interest, taxes, depreciation and/or amortization;

•	operating income or profit;

•	operating efficiencies;

•	return on equity, assets, capital, capital employed, or investment;

•	after tax operating income;

•	financial ratios, including those measuring liquidity, activity, profitability or leverage;

•	working capital levels, including cash, inventory and accounts receivable;

•	net income;

•	earnings or book value per share;

•	cash flow(s);

•	total sales or revenues or sales or revenues per employee;

•	production;

•	stock price or total shareholder return;

•	cost of capital or assets under management;

•	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures;
or any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on: internal targets; the past performance of the Company or any Subsidiary, operating unit or division of the Company; the past or current performance of other companies, groups of companies, and/or market or economic indices; and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares of Common Stock outstanding, or to assets or net assets.
      (c) Maximum Award. With respect to any Covered Officer, the maximum annual amount of an Award hereunder shall be $3,000,000.
      (d) Administration. To the extent necessary to comply with Section 162(m) of the Code, with respect to grants of Awards to Covered Officers, no later than 90 days following the commencement of each Performance Period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance target has been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, the Committee shall have the right to reduce the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.
      (e) Payment. The amount of the Award payable as determined by the Committee for the Performance Period shall be paid to the participant at such time as determined by the Committee in its sole discretion after the end of the Performance Period, but in all events Awards earned during a taxable year shall be paid within 2 months and 15 days following the end of such taxable year.

6.	Amendments or Termination.
      The Committee may amend, alter or discontinue the Plan at its discretion, regardless of whether such amendment, alteration or discontinuation would impair any of the rights or obligations under any Award theretofore granted to a Participant under the Plan; and further provided that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of any applicable law, rule or regulation.

7.	No Right to Employment.
      Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any Subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Subsidiaries.

8.	Reduction of Awards; Repeal of Designation.
      Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, may, at any time up until an Award is actually paid to a Participant hereunder (i) reduce any amounts otherwise payable to such Participant hereunder for any reason, including but not limited to satisfy any liabilities owed to the Company or any of its Subsidiaries by the Participant, and/or (ii) reverse or repeal the designation of an individual as a Participant under the Plan or otherwise retroactively declare the Participant ineligible to receive one or more Awards hereunder.

9.	Adjustments Upon Certain Events.
      In the event of any material change in the business assets, liabilities or prospects of the Company, any division or any Subsidiary, the Committee in its sole discretion and without liability to any person may make such adjustment, if any, as it deems to be equitable as to any affected terms of outstanding Awards.

10.	Miscellaneous Provisions.
      The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder, other than any payments to be made by any of the Subsidiaries (in which case payment shall be made by such Subsidiary, as appropriate). The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants’ rights to the payment hereunder shall be no greater than the rights of the Company’s (or Subsidiary’s) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

11.	Choice of Law.
      The Plan shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

12.	Effectiveness of the Plan.
      The Plan shall be effective as of the date determined at the discretion of the Committee.

CLARCOR Inc.
c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509

Your vote is important!
Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

(continued from other side)
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees for election as Directors named in this proxy and FOR the adoption of the CLARCOR Value Added Incentive Plan.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.
1.	Election of Directors. (See Reverse)

☐	FOR	☐	WITHHELD FOR ALL NOMINEES	☐	FOR, BUT WITHHELD FOR THE FOLLOWING NOMINEE(S):

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE CLARCOR VALUE ADDED INCENTIVE PLAN.
2.	Adoption of the CLARCOR Value Added Incentive Plan

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Dated:	, 2007

Signature(s)
Please date and sign as name appears hereon. If shares are held jointly by two or more persons, each shareholder named must sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

ê   Please fold and detach card at perforation before mailing.   ê

PROXY / VOTING INSTRUCTION CARD	CLARCOR INC.
This proxy is solicited on behalf of the Board of Directors for the
Annual Meeting March 26, 2007
The undersigned hereby appoints JAMES L. PACKARD AND J. MARC ADAM or any one or more of them, acting alone if only one shall be present, or jointly if more than one shall be present, the true and lawful attorneys of the undersigned, with power of substitution, to vote as proxies for the undersigned at the Annual Meeting of Shareholders of CLARCOR Inc. to be held at the offices of the Company, 840 Crescent Centre Drive, Suite 600, Franklin, TN 37067, on Monday, March 26, 2007 at 9:00 a.m., Central Standard Time, and all adjournments thereof, all shares of Common Stock which the undersigned would be entitled to vote and all as fully and with the same effect as the undersigned could do if then personally present.
Receipt is acknowledged of the Company’s Annual Report to Shareholders for the fiscal year ended December 2, 2006, and the Notice and Proxy Statement for the above Annual Meeting.
The Company is aware of two matters to be voted upon at this Annual Meeting: The election of directors — the nominees are Messrs. Robert J. Burgstahler, Paul Donovan and Norman E. Johnson; and the approval of the CLARCOR Value Added Incentive Plan.
You are encouraged to specify your choices by marking the appropriate boxes (see reverse side) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If a vote is not specified, the proxies named above will vote FOR the nominees for election as Directors and FOR the approval of the CLARCOR Value Added Incentive Plan. The proxies cannot vote your shares unless you sign and return this card.
(Continued and to be signed on reverse side.)